Exhibit 2


                      CONTRIBUTION AND AMENDMENT AGREEMENT

                     CONTRIBUTION AND AMENDMENT AGREEMENT dated as of February 16, 1999 (this "Agreement") by and among Insurance Partners Offshore (Bermuda), L.P., International Managed Care Co-Investment, LLC, Peter Small, Robert Morrison and Mark H. Tabak. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Limited Partnership Agreement of International Managed Care (Bermuda), L.P. (the "Partnership Agreement").

                     WHEREAS, the parties agreed in July 1998 that the Partnership would make an investment in Ceres Group, Inc. (formerly, Central Reserve Life Corporation) ("Ceres");

                     WHEREAS, in July 1998, the General Partner made the investment in Ceres on behalf of the Partnership;

                     WHEREAS, the Partnership now desires to make an additional investment in Ceres but is currently unable to make such investment because it lacks all necessary regulatory approvals;

                     WHEREAS, the General Partner has agreed to make the investment in Ceres on behalf of the Partnership;

                     WHEREAS, the General Partner desires to contribute the investments in Ceres to the Partnership; and

                     WHEREAS, the parties also desire to amend the Partnership Agreement (i) to reflect their agreement concerning the investments in Ceres and
(ii) to correct certain errors in the Partnership Agreement.

                     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

1.         Capital Contributions.

                     (a) Pursuant to Section 2.2 of the Partnership Agreement, as soon as the Partnership receives all necessary regulatory approvals, the General Partner shall contribute to the capital of the Partnership (i) 1,545,990 shares of common stock of Ceres and warrants to purchase an additional 772,995 shares of common stock of Ceres acquired on July 3, 1998 (collectively, the "Ceres Initial Investment") and (ii) 280,182 shares of common stock of Ceres acquired on February 16, 1999 (the "Ceres Additional Investment").



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                     (b) Pursuant to Section 2.2 of the Partnership Agreement,
the Co-investment Company hereby contributes (i) $84,919.44 in cash to the capital of the Partnership to fund the Ceres Initial Investment (and any related expenses) and (ii) $21,027.37 in cash to the capital of the Partnership to fund the Ceres Additional Investments (and any related expenses). Notwithstanding any provisions of the Partnership Agreement, the Partnership hereby agrees to distribute such cash to the General Partner and to decrease the Capital Account of the General Partner in accordance with Section 2.4(c) of the Partnership Agreement.

                     (c) The Co-investment Company agrees to pay the General Partner $4,315.77 (representing interest on its capital contribution in respect of the Ceres Initial Investment at the prime rate accruing from June 16, 1998).

                     (d) The parties agree that the Health Care Percentage for each of the Ceres Initial Investment and the Ceres Additional Investment shall be 50%.

2.         Amendments to Partnership Agreement.

                     (a) In Section 1.7 of the Partnership Agreement, the term "IRR of the Partners" is hereby deleted and replaced by the following:

                     ` "IRR of the Partners" means, as of any date, the internal rate of return of IPB on the disposed of Investments based on the actual realized return of IPB on the Invested Capital relating to such disposed of Investments and Unallocated Partnership Expenses. The IRR of the Partners shall be recalculated on each Vesting Date and shall take into account all distributions to be made (including distributions to be made to the General Partners) as a result of such Vesting Date. For purposes of computing the IRR of the Partners, all Capital Contributions and distributions that are reflected in the computation shall be taken into account (a) with respect to the CHD Investment (including the CHD Investment Expenses) as of March 3, 1997; (b) with respect to the Ceres Initial Investment (including any expenses relating to the acquisition of such investment) as of July 3, 1998; (c) with respect to the Ceres Additional Investment (including any expenses relating to the acquisition of such investment) as of February 16, 1999; (d) in the case of Start-Up Costs, as of the date set forth on Schedule 1.7B;
                     (e) in all other cases W as of the last day of the calendar quarter immediately preceding the date of any Capital Contribution or distribution if such Capital Contribution or distribution occurs during the first half of the then current calendar quarter, or (ii) in each other case, as of the last date of the calendar quarter during which such Capital Contribution or distribution occurs.'

                     (b) In Section 1.7 of the Partnership Agreement, the term "Preferred Return" is hereby deleted and replaced by the following:


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                     ` "Preferred Return" shall mean, as of any date, an amount equal to Fifteen Percent (15%) per annum, compounded annually, on the Unrecovered Capital of IPB as of the last day of the calendar quarter immediately preceding the date of determination. For purposes of computing the Preferred Return, all Capital Contributions and distributions that are reflected in the computation of Unrecovered Capital of IPB shall be taken into account (a) in the case of IPB, with respect to the CHD Investment and the CHD Investment Expenses, as of March 3, 1997; (b) in the case of IPB, with respect to the Ceres Initial Investment (including any expenses relating to the acquisition of such investment) as of July 3, 1998; (c) in the case of IPB, with respect to the Ceres Additional Investment (including any expenses relating to the acquisition of such investment) as of February 16, 1999; (d) in the case of Start-Up Costs, as of the date set forth on Schedule 1.7B; and (e) in all other cases (i) as of the last day of the calendar quarter immediately preceding the date of any Capital Contribution or distribution if such Capital Contribution or distribution occurs during the first half of the then current calendar quarter, or (ii) in each other case, as of the last day of the calendar quarter during which such Capital Contribution or distribution occurs.'

                     (c) The following definitions are hereby added to Section
1.7 of the Partnership Agreement:

                     ` "Ceres Additional Investment" shall mean the 280,182 shares of common stock of Ceres Group, Inc. acquired on February 16, 1999 and contributed by IPB to the capital of the Partnership.'

                     ` "Ceres Initial Investment" shall mean the 1,545,990 shares of common stock of Ceres Group, Inc, and warrants to purchase an additional 772,995 shares of such common stock acquired on July 3, 1998 and contributed by IPB to the capital of the Partnership.'

                     (d) Notwithstanding Section 3.8(iv) of the Partnership Agreement, the parties hereby agree that the remaining Items relating to the Ceres Initial Investment and the Ceres Additional Investment after giving effect to the allocations and distributions contemplated under Articles II and VI and
Section 3.8(iii) of the Partnership Agreement (including, without limitation, Investment Income or Loss and Investment Proceeds) shall be allocated or shared 99% by IPB and 1% by the Co-investment Company.

                     (e) The parties agree that, with respect to any future Investment of the Partnership, the General Partner and the Co-investment Company may amend the terms of Section 3.8(iv) of the Partnership Agreement as it applies to any such future Investment (including, without limitation, requiring additional capital contributions from the Co-investment Partnership to fund a greater portion of any such Investment) in a written instrument executed by each


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of them; provided, that no other Partner may be adversely, affected by any such amendment.

                     (f) Schedule 1.7A of the Partnership Agreement is hereby deleted and replaced by Schedule 1.7A attached hereto.

                     (g) Schedule 1.7C of the Partnership Agreement is hereby amended so that (i) the heading titled "IRR of the Members" is hereby deleted and replaced by "Specified IRR Percentage" and (ii) the heading titled "Specified IRR Percentage for Fiscal Year" is hereby deleted and replaced by "IRR of the Partners for Fiscal Year."

                     (h) Mark H. Tabak is a Limited Partner and Management Partner for all purposes of the Partnership Agreement and agrees to be bound by all of the covenants, terms and conditions of the Partnership Agreement applicable to Limited Partners and Management Partners.

               3. Effectiveness of this Agreement. This amendments to the Partnership Agreement in Section 2 hereof shall be effective as of December 31, 1998.

               4. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto with out the prior written consent of the other parties; provided, however, that this Section 4 shall not be deemed to prohibit in any manner and transfer or assignment of an Interest in the Partnership or the Partnership Agreement permitted by Article VII of the Partnership Agreement.

               5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and permitted assigns.

               6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

               7. Ratification of the Partnership Agreement. Except as otherwise provided herein, all of the terms and conditions of the Partnership Agreement are hereby ratified and shall remain unchanged and continue in full force and effect.

               8. APPLICABLE LAW. THIS AGREEMENT, THE RELATIONS, RIGHTS AND DUTIES OF THE PARTNERS AMONG THEMSELVES AND ALL MATTERS PERTAINING TO THE PARTNERS AND THE PARTNERSHIP SHALL BE GOVERNED BY, CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF BERMUDA WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.


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                     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date set forth above.


                               INSURANCE PARTNERS OFFSHORE
                               (BERMUDA), L.P.

                               By:  Insurance GenPar (Bermuda), L.P.,
                                    its General partner

                               By:  Insurance GenPar MGP (Bermuda), L.P.,
                                    its General partner

                               By:  Insurance GenPar MGP (Bermuda), Ltd.,
                                    its General partner

                               By:  /s/ Robert A. Spass
                                    -------------------------------------------
                                    Name:  Robert A. Spass
                                    Title:  President



                               INTERNATIONAL MANAGED CARE
                               CO-INVESTMENT, LLC

                               By: /s/ Mark H. Tabak
                                   --------------------------------------------
                                   Name: Mark H. Tabak
                                   Title: General Partner


                                   /s/ Robert Morrison
                                   --------------------------------------------
                                   Robert Morrison


                                   /s/  Peter Small
                                   --------------------------------------------
                                   Peter Small


                                   /s/ Mark H. Tabak
                                   --------------------------------------------
                                   Mark H. Tabak



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